UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 27, 2004

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Second Street, San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

(415) 348-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 27, 2004, LookSmart’s board of directors appointed David Hills, LookSmart’s Chief Executive Officer and President, as a member of the board of directors. Mr. Hills’ initial term as a director will be until the earlier of his resignation, termination, or the annual shareholder meeting in 2006. Mr. Hills’s appointment fills the vacancy on the board of directors created by the increase in the number of directors from seven to eight, by resolution of the board on October 27, 2004. The Company agreed to nominate Mr. Hills to the board of directors pursuant to the employment offer letter between the Company and Mr. Hills, a copy of which was filed with a Current Report on Form 8-K on October 18, 2004, and which is incorporated herein by reference.

Prior to joining LookSmart, Mr. Hills served as President, Media Solutions, at 24/7 Real Media, Inc., an online marketing and technology company, with responsibility for all North American media and technology sales, since August 2003. Mr. Hills is 48 years of age. From July 2001 to August 2003, Mr. Hills served as Chief Operating Officer and President of Sales for About Inc., an Internet search engine company. Prior to that time, Mr. Hills held various executive positions for subsidiaries of Cox Enterprises, including Vice President of Sales for Cox Interactive Media, which owns and operates several Web sites focused on local content, from July 1999 to July 2001; Vice President and director of Cox Interactive Sales, which operated an Internet advertising network, from May 1994 to July 1999; and Vice President for Telerep, a television and radio advertising sales representation firm and division of Cox Broadcasting, from 1987 to 1994. Mr. Hills holds a B.A. in Communications from Bethany College, West Virginia, and an M.S. in Communications from Boston University.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

November 2, 2004	/s/ William B. Lonergan
Date	William B. Lonergan, Chief Financial Officer